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                                                                    EXHIBIT 99.1

            Natural Resource Partners to Acquire Coastal Coal Assets
                            From El Paso Corporation
                              11/7/2002 7:58:00 AM

      HOUSTON, Nov 7, 2002 Natural Resource Partners L.P. (NRP) announced today it has signed a definitive agreement to purchase through a wholly owned subsidiary, mineral rights to approximately 120 millions tons of coal reserves from subsidiaries of El Paso Corporation (EP) for $69 million in cash. The transaction is subject to the satisfaction of certain pre-closing conditions. NRP's credit line will be utilized to finance the acquisition.

      Corbin J. Robertson, Jr., Chairman and CEO said, "We are very excited to announce our first acquisition since becoming a publicly held partnership. We expect the acquisition to be immediately accretive to both earnings and cash flow upon closing."

      "These assets complement our current Evans-Laviers and Lynch properties in Kentucky and our Sincell, Beaver Creek and Stony River properties in West Virginia and Maryland. With the addition of these assets, our Appalachian reserves will comprise approximately 85 % of NRP's total coal reserves of 1.27 billion tons," said Nick Carter, President.

      Over half the 120 million tons of reserves are located in Kentucky with reserves also located in Virginia and West Virginia. Approximately 89% of the reserves will require our lessees to employ underground mining techniques to recover. Additionally, the transaction includes 177,000 mineral acres (including approximately 25,000 acres of surface) which generate minor timber, lease and oil and gas income. An overriding royalty interest in coal in North Dakota is also being acquired. In 2003, coal production from these assets is expected to be approximately 7 million tons. NRP will retain El Paso's Hazard, Kentucky office and personnel to assist in the management of the properties.

      Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership principally engaged in the business of owning and managing coal properties in the three major coal-producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

      For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

      This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning timing of the transaction, additional acquisitions, immediately accretive to both earnings and cash flow and estimated 2003 production. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks
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include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.